Exhibit 10.10

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”).  Such portions have been redacted and are marked with a “[***]” in the place of the redacted language.  The redacted information has been filed separately with the Commission.

August 17, 2010

JH KELLY LLC
831 3rd Avenue
Longview, WA  98632
Attn:  Mason Evans, President

Dear Mason:

Pursuant to Article 8.1 of the Cost Plus Incentive Construction Contract dated August 8, 2007, by and between Hoku Materials, Inc. (“Owner”) and JH Kelly LLC (“Contractor”), as modified by Change Order No. 1 dated October 3, 2007 (“Change Order No. 1), Change Order No. 2 dated April 7, 2008 (“Change Order No. 2”), Change Order No. 3 dated March 27, 2009 (“Change Order No. 3”) and Change Order No. 4 dated September 18, 2009 (“Change Order No. 4”, and collectively with Change Order No. 1, Change Order No. 2, Change Order No. 3 and the Cost Plus Incentive Contract, the “Contract”), Owner and Contractor hereby agree to the following Change (as defined in the Contract). Capitalized terms not otherwise defined in this Change are defined in the Contract.

(1)      Contractor acknowledges payment received from Owner for Contractor’s July 7, 2010 invoice in the amount of $7,590,095 and Contractor’s August 4, 2010 invoice in the amount of $17,741,235.71, and further acknowledges that it has previously commenced hiring additional Project personnel and currently has at least three hundred. (300) personnel on site.

(2)      The date for completion of “Partial Commercial Operation” (“PCO”) as described in Exhibit B to the Contract (including the Schedule Incentive Completion Dates as amended and restated in Change Order Nos. 3 & 4) is hereby modified and, subject to the provisions herein, now scheduled to be accomplished on or before December 31, 2010 for schedule and bonus purposes. In connection therewith, both Contractor and Owner agree to use their best efforts to attain PCO by that date with incremental funding from the Owner in the amount ~$55.8MM (said amount as further defined in Contractor’s Transmittal #JHK1006 to Owner dated July 30, 2010); provided however, that nothing herein shall (a) fix the Contract amount or guarantee that PCO will be obtained for the above referenced funding amount or (b) in any way alter or diminish the provisions of Section 3.11.3 of the Contract, (and said provisions shall also apply to the mutually developed Monthly Milestones referenced below).

(3)      The Owner and Contractor agree to the monthly Project milestones for the month of August, as set forth in Exhibit A attached hereto (the “August Milestones”). The Owner and Contractor shall immediately begin mutually developing monthly Project milestones for the months of September through December, 2010, including the budget allocated to each such milestone (the “Monthly Milestones”). In connection therewith, Owner will hire a qualified independent engineer (the “IE”) to help the parties develop the Monthly Milestones and to assess whether or not each of the Monthly Milestones has been achieved. Contractor will continue to provide monthly billings based on forecasted cost and manpower levels relative to the Monthly Milestones. The monthly billings thereafter (beginning in September) will be paid via wire transfer within 10 days after achievement of the Monthly Milestones for that month (for example, if the September Monthly Milestones are deemed complete on September 30, then the payment must be made by October 10). In connection therewith, once Contractor has completed a given Monthly Milestone, it shall provide written notice to Owner of the same. Owner agrees to review (along with the IE) all completed Monthly Milestones within forty-eight (48) hours of receipt of Contractor’s notice. If Owner determines that a Monthly Milestone has not been met, the matter will be reviewed by the IE. If the IE concurs with the Owner that the particular Monthly Milestone(s) has not been met, Owner may withhold the monthly payment budgeted for the unmet Monthly Milestone(s) until it is deemed complete by Owner or the IE. Upon the Monthly Milestone(s) being deemed complete by Owner or the IE, Owner shall remit payment for the withheld Monthly Milestone in the next monthly billing cycle (e.g., if a September Monthly Milestone is deemed complete in October, payment for that Monthly Milestone shall be paid in November with the October Monthly Milestone payment). Monthly Milestone completion disputes not resolved hereunder shall be subject to the dispute resolution provisions within the Contract.

Mason Evans JH KELLY LLC August 17, 2010 Page 2 of 3

(4)      The Parties acknowledge and agree that Contractor has successfully completed and earned the $1,500,000 bonus for the Preliminary Reactor Installation. Rather than deferring payment of said bonus until the completion of the Contract, Owner hereby agrees to pay Contractor $375,000 per month upon completion of all Monthly Milestones in September, October, November and December in full satisfaction of this bonus payment obligation (i.e., when September Monthly Milestones are deemed achieved, the $375,000 shall be paid by Owner with the September Monthly Milestone payment, with the same procedure in October, November and December).

(5)      To provide Contractor with a greater degree of certainty and security with respect to Owner’s ability to pay for the Work, on or before August 31, 2010, Tianwei New Energy Holdings Co. LTD (“Tianwei”) and/or Owner, will secure a standby letter of credit in the amount of $20MM for the benefit of Contractor (the “LOC”). The LOC will be drawn on a mutually agreeable bank with ties to the United States and be accessible by Contractor in the event Owner is ten (10) days’ past due on any payment owing.

(6)      Except for the Modifications specifically set forth above, this Change Order No. 5 does not amend the Contract, and all such terms and conditions shall remain in full force and effect. Please sign below to acknowledge your agreement with this Change.

Sincerely yours,

/s/ Scott B. Paul
HOKU MATERIALS, INC.
Scott B. Paul, CEO

Attachments

Acknowledged and agreed as of this 17 day of August 2010.

JH KELLY LLC

/s/ Mark Fleischauer
Mark Fleischauer, Vice President

Exhibit A

August Milestones

[***]

*** CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION